Exhibit 21
LIST OF SUBSIDIARIES OF CORRECTIONS CORPORATION OF AMERICA

First Tier Subsidiaries:	CCA of Tennessee, LLC, a Tennessee limited liability company
Prison Realty Management, Inc., a Tennessee corporation
CCA Properties of America, LLC, a Tennessee limited liability company
CCA Properties of Texas, L.P., a Delaware limited partnership
CCA Western Properties, Inc., a Delaware corporation

Second Tier Subsidiaries:	CCA Properties of Arizona, LLC, a Tennessee limited liability company
CCA Properties of Tennessee, LLC, a Tennessee limited liability company
CCA International, Inc., a Delaware corporation
Technical and Business Institute of America, Inc., a Tennessee corporation
TransCor America, LLC, a Tennessee limited liability company
TransCor Puerto Rico, Inc., a Puerto Rico corporation
CCA (UK) Ltd., a United Kingdom corporation